Exhibit 4

JOINT FILING AGREEMENT

Pursuant to 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement to Schedule 13D (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated: July 9, 2007.
CIT REAL ESTATE HOLDING CORPORATION
/s/ Anne Beroza
By: Anne Beroza
Title: President and Treasurer

CIT HEALTHCARE LLC
/s/ Eric S. Mandelbaum
By: Eric S. Mandelbaum
Title: Senior Vice President and Secretary
CIT GROUP INC.
/s/ Eric S. Mandelbaum
By: Eric S. Mandelbaum
Title: Senior Vice President, Deputy General Counsel and Assistant Secretary